UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 3, 2018

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1221 E. Houston, Broken Arrow Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General InstructionA.2. below):

□	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2018, the Company appointed Joseph Hart as the Company’s new interim President and Chief Executive Officer and has accepted the resignation of David Humphrey, who is stepping down from his position as Chief Executive Officer and as a member of the Board of Directors to pursue further opportunities, effective immediately. Mr. Hart, age 67, has been a member of the Board of Directors since August, 2015 and will continue to serve on the Board.  From 2015 to 2018, he was the Chief Executive Officer for Aero Communications Inc., a private equity-owned company headquartered in Canton, Michigan with annual revenues of $110 million and almost 1,000 employees, which performs installation, maintenance, and network design and construction for the telecommunications industry.  From 2006 to 2014, Mr. Hart was Executive Vice President of Operations for the wireless infrastructure business unit of Goodman Networks, a provider of end-to-end network infrastructure, professional services and field deployment to the wireless telecommunications and satellite television industry.  Mr. Hart graduated with a bachelor’s degree in business administration from Baldwin-Wallace College and a master’s degree in systems management from the University of Southern California.

Item 8.01 Other Events.
On July 3, 2018, the Company issued a press release announcing the resignation of David L. Humphrey, as President and Chief Executive Officer, and the appointment of Joseph E. Hart, as the Company’s new interim President and Chief Executive Officer.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit 99.1	Press Release dated July 3, 2018 issued by the Company.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

Date: July 5, 2018

By: /s/ Scott Francis
Scott Francis
Vice-President & Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated July 3, 2018 issued by the Company.